Exhibit 99.1

VIAVID

communications simplified.

Ecoark Holdings, Inc.

Business Update Call

August 10, 2017

C O R P O R A T E   P A R T I C I P A N T S

John Mills, ICR

Jay Puchir, Chief Executive Officer

Jay Oliphant, Corporate Controller and Principal Financial Officer

Stephen Dacus, General Counsel

Troy Richards, CAO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Mark Pearson, Nepsis Capital Management

P R E S E N T A T I O N

Operator:

Good day and welcome to this Ecoark Holdings Incorporated Business Update Conference Call. Today's conference is been recorded. At this time, I'd like to turn the conference over to John Mills of ICR. Please go ahead.

John Mills:

Great. Thank you. Good afternoon everyone. Thank you for joining us today for the Ecoark first fiscal quarter business update conference call for the quarter ending July 30, 2017. On the call today representing Ecoark will be Jay Puchir, Chief Executive Officer, Charles Rateliff, CFO, Troy Richards, CAO, Jay Oliphant, Corporate Controller and Principal Financial Officer, and Stephen Dacus, General Counsel.

Before we start, we'd like to let everyone know that this presentation will involve forward-looking statements. The Company's actual results could differ materially from what is described in these forward-looking statements projections. Addition information concerning factors that could cause results to materially differ is contained in the Company's recent SEC filings.

With that, I'd like to turn the conference call over to our CEO, Jay Puchir.

Jay Puchir:

Thanks, John. Good afternoon everyone and thank you for joining us today. Yesterday we filed our Form 10-Q for our first quarter of fiscal year 2018 for the three months ended June 30, 2017. As a reminder we changed our fiscal year end from December 31 to March 31 earlier this year. On today's call, we will discuss some business updates for the most recent quarter and share with you some recent developments and our plan going forward.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Ecoark is a diversified holding Company based in Rogers, Arkansas. We currently have five wholly owned subsidiaries, Zest Labs, 440labs, Pioneer Products, Sable Polymer Solutions, and Magnolia Solar. Ecoark was founded in 2011 by Randy May who served as CEO until he and the other members of the Ecoark's Board appointed me as CEO in March of this year. There were two factors that caused me to make the decision to move my family halfway across the country to Northwest Arkansas to join the Ecoark team. The first factor was the opportunity to work with Randy May and other members of our Management team and a very strong Board of Directors we've assembled.

The other factor was the opportunity to work with a ground breaking solution like that of Zest Labs. I was excited the day I joined and I'm even more excited today at both the incredible progress and opportunities within both Zest Labs and the other subsidiaries of Ecoark Holdings.

Randy continues to actively serve as the Chairman of the Board and I'm enjoying working closely with him, our executive team, the Board and our staff to continually improve Ecoark on behalf of our fellow shareholders. Ecoark has established a strong Board of Directors. Our independent directors include John Cahill law firm Norton Rose Fulbright, Susan Chambers, Former Chief Human Resource Officer at Wal-Mart, Terry Matthews, EVP of J.B. Hunt Transport Services and President of their Intermodal Segment, Gary Metzger, Former President of Amco Plastics Materials, and Steve Nelson, Former Controller of Dillard's with over 20 years of SEC reporting experience. Both Susan Chambers and Steve Nelson are recent additions to the Board in May 2017 and we're excited to have individuals of their character and caliber join an already impressive group of individuals on our Board.

Ecoark CFO, Charles Rateliff and I began reorganizing the Ecoark into a sector agnostic geographic agnostic holding company in May of this year with a focus of generating long-term shareholder value through strategic acquisitions, development of companies in our portfolio and employing divestiture strategies to maximize the value of our share of portfolio companies. We expect a typical holding period of one to five years for most subsidiaries in our portfolio but may elect to hold investments much longer for strategic purposes. During that holding period, we plan to make very strategic changes and investments in an effort to grow sales within these subsidiaries. We will then consider exit alternatives through various methods including private sales, spin offs and partial majority-minority interest sales. Our Executive Team and Board have unique blend of experience and contacts which we feel will make this model work for our Company. As an example, we divested our subsidiary Eco3d this year. We established Eco3d in 2013 and then sold it in April of this year for proceeds with a fair market value of $4.8 million at the time of closing. This resulted in a 140% gain on our $2 million in less than four years. We believe we can continue to repeat this model going forward.

We have made other organizational changes recently including leadership changes at both our Pioneer Products and Sable Polymer Solutions subsidiaries. We conduct deep dive budget to actual reviews of each subsidiary and the holding Company on a monthly basis and feel that we have created a culture of both accountability and transparency within our organization. We in-sourced our legal function through the hiring of Stephen Dacus, General Counsel. We outsourced our Investor Relations function to ICR based in New York and changed our public relations firm by hiring Fama PR in Boston. We continue to make additional changes to run a lean, low overhead holding Company so that the majority of our capital can be dedicated to new and existing subsidiaries.

We are looking to make further investments in our existing subsidiaries such as additional personnel within Zest Lab, strategic acquisitions for Pioneer Products, replacement equipment to increase capacity at Sable Polymer Solutions and personnel for pending opportunities with Magnolia Solar. Although Zest Labs gets the majority of the publicity and capital allocated within our portfolio, we feel that making small targeted investments in our other subsidiaries can have an accretive effect on the Company's operating results. We are also actively pursuing the purchase of majority controlling interest in various companies. We've recently analysed and performed due diligence on potential acquisitions ranging anywhere from $1 million to $185 million investments. We completed the acquisition of 440labs in the most recent quarter and are on a continuous lookout for new opportunities. Our target acquisition for Ecoark would be either a new or existing business looking for a strategic partner where we would purchase the majority controlling interest while keeping existing ownership incentivized via either a minority interest holding or a similar transaction structure that would allow Ecoark to maintain control while properly incentivizing the target stakeholders.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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As an Executive Team we actively review and analyze investor feedback provided to us by our Investor Relations team at ICR. We found this feedback valuable and welcome it as we're in constant pursuit to improve our operations and increase shareholder value. We will conduct these investor operating calls on a quarterly basis going forward in order to provide proper access and business operations updates to our shareholders. We will also conduct subsidiary events periodically going forward such as the Zest Labs open house which is scheduled for September 27 in San Jose. For more information please visit either the Ecoark or the Zest Labs websites.

Now, I'd like to provide a review an update on our portfolio companies. Zest labs is a freshness management solutions subsidiary which is currently focused on reducing food waste for retailers and suppliers. Zest Labs flagship product Zest Fresh is focused on reducing the 30% of food waste currently burdening the post-harvest fresh food industry. Zest Labs has a total addressable market of $182 billion of the annual perishable sales in the United States. Zest Labs has developed an industry first freshness metric called the ZIPR Code which is dynamically calculated by the Zest Fresh software to determine the remaining freshness on each pallet of perishable product. In addition to produce, the Zest Fresh solution can be used for various fresh products such as meat, seafood and dairy. Zest Labs has a strong experienced Management team and a solution that is currently implemented at various growers, cooling facilities and distribution centers within major customers, and will be generating its first revenue on a per pallet software as a service basis in the quarter ended September 2017.

Zest Labs has the only complete pallet level freshness solution on the market and has a patent protected technology portfolio with 66 U.S. Patents. Zest is currently selling to both retailers and growers and has a pipeline of sales efforts that they are working to close. We are very excited about the current prospects and anticipated future growth of the Company. 440labs is a software development subsidiary of Zest Labs acquired in May 2017. 440labs continues to support the Zest Fresh development with new features and customisations. We believe that Zest is perfectly positioned to allow grocers of all sizes to differentiate themselves from competition by emphasizing their fresh offerings. An organization can deliver cans of boxes of food via multiple distribution options. By emphasizing the quality of fresh products and significantly reducing shrink of produce and other fresh products, grocers can win over consumers who continue to place a premium on the consumption of fresh food. We have also received enthusiastic support from growers of produce for Zest Fresh, the flagship solution.

We announced in yesterday's press release that we're currently exploring a potential spinoff of our Zest Lab subsidiary which would include 440labs, a wholly owned subsidiary of Zest. Our Executive Team and Board of Directors feel that there is a potential for Zest Labs to generate more shareholder value as a standalone company than as a wholly owned subsidiary within our holding company. We are also considering other possible benefits for a spin-off such as better analyst coverage and investor interest as a standalone business outside of a holding company, better messaging and identity as a focus company, increased ability to add talent to the Board and leadership by recruiting high level tech talent from across the country and Silicon Valley, separating growth strategies and trajectories and potential increased upside as a standalone tech company in an emerging market such as AgTech. We're still very early in the process of course and there are a number of known and unknown factors that we're working through as we evaluate this potential opportunity.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Now, I will provide an update on our three remaining subsidiaries. Pioneer Products is our closed loop sustainable products subsidiary. Pioneer is currently the vendor of record at Walmart for a 45 gallon trash can made with a recycled resin that can be purchased in over 3,700 Wal-Mart stores. This trash can is part of a closed loop process where plastic from Wal-Mart, Home Depot and other sources are recycled by our subsidiary Sable Polymer Solutions and sold back into stores through a made in the USA and sustainability initiative instead of being sent to a landfill. Pioneer has new leadership that is laser focused on increasing top line revenue for Pioneer’s existing business and on creating additional revenue opportunities through potential new product lines that are a strategic fit to Pioneer's business model. Pioneer is aiming to become profitable by the end of our current fiscal year.

Sable Polymer Solutions is our subsidiary focused on compounding recycled plastics. Sable currently recycles various products such as car bumpers, icing buckets, plastic shelving, storage containers and other materials into resin which is then sold to third parties and is used in producing Pioneer's closed loop trash cans. Sable also has new leadership that is laser focused on increasing top line revenue through new customer additions and cap ex for equipment capacity increases. Sable is aiming to become profitable by the end of our current fiscal year and ISO certified in 2018.

Magnolia Solar is our thin film nano-technology solar subsidiary. Magnolia currently has a portfolio of eight patents. Magnolia is actively pursuing various contracts as well as other opportunities to commercialize its intellectual property. This concludes the review and update on our portfolio companies.

Now, I'd like to turn it over to Jay Oliphant, Corporate Controller and Principal Financial Officer to provide a financial summary from the 10-Q we filed yesterday.

Jay Oliphant:

Thank you, Jay. As we address our financial information, I think it's important to point out that at this stage of our Company's development, we focus on results both according to the generally accepted accounting principles and cash flows. I encourage you to review the quarterly report on Form 10-Q that we filed with the SEC yesterday for more complete information as I only have time to address some of the key points on this call.

On the cash front we increased our balances of cash and CDs from $3.1 million at December 31, the $8.6 million at March 31 and up to $11.6 million at June 30. The increases reflect several successful capital raises that we see as a sign of investor confidence in our future. We raised $9.1 million from common stock issuances and $2 million from the sale of the Eco3d in the recent quarter. In the previous quarter, we raised $8.4 million from stock issuances and $4.3 million from debt issuances for convertible notes most of which were converted to stock.

In the first six months of 2017, we've invested over $9 million in Zest Labs to support their ongoing research, development and pilot projects. In addition, $3 million of noncash investment was recorded in connection with the acquisition of 440labs in May. On the non-cash front, the single most significant item is our share based compensation that has been previously disclosed in several SEC filings. The Company's Board elected to make stock awards a significant part of the total compensation packages offered in order to provide incentive for employees without requiring cash expenditures at this stage of Company's development. This also aligns employee goals with those of stockholders.

In the recent quarter, we expensed $9.8 million of noncash share based compensation and $3.3 million in the previous quarter. Those were the single most significant costs included in our GAAP net losses of $13.6 million in the recent quarter and $8.3 million in the prior quarter.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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The Company's principal source of revenues in both 2017 and 2016 was Pioneer Products’ sale of recycled plastic products and materials that Jay has already described. Those include the sales of Sable the wholly owned subsidiary. Pioneer sales for the three months ended June 30, 2017 increased to $2.5 million from $2.4 million during the same period in 2016, an increase of $118,000 or 5%. The Company's cost of revenues was also principally from Pioneer, including Sable. Cost of revenues was $2.8 million in 2017 which increased $340,000 from the same period in 2016 or 14%. Margins on Pioneer sales were negative 11% in '17 compared to a negative 2% in 2016, and the lower margin in '17 reflects the temporary increase in labor and materials cost of Sable.

For Zest Labs, it sold a small number of RFID tags in the three months ended June 30, 2017 and 2016 resulting in minimal revenue from product sales. No revenues from services are going to achieve to-date but they are anticipated by the end of this quarter. Zest's cost of revenues were also minimal.

On a consolidated basis, salaries and related costs for the three months ended June 30, 2017 were $9.7 million compared to $1.3 million for the three months ended June 30, 2016. The $18 million [sic] increase was almost entirely due to the share based compensation. That increased $8.3 million to $8.6 million in 2017 from only $312,000 in 2016.

Professional fees and consulting expenses for the three months in 2017 of $1.9 million included $1.2 million of non-cash, most of the balance. Those were down $1.3 million or 40% from 2016. Back in 2016, we've spent $2.5 million of noncash share based compensation to investment bankers and legal advisors related to the merger with Magnolia in March of 2016. Research and development expense increased $677,000 or 72% to $1.6 million in the three months ended June 30, 2017 compared with $943,000 during the same period in 2016. These costs related to the development of Zest Fresh solution that Jay has already described as we have several pilots so the solution expanded in 2017 to multiple locations and additional wages and development costs for research and development activities were also incurred. Significant research and development expenditures related to Zest Fresh are expected to continue.

Finally the net loss for the three months ended June 30, 2017 was $13.6 million as compared to $5.9 million for the three months ended June 30, 2016. The Company has a net operating loss carryforward for income tax purposes totaling approximately $70 million at June 30, 2017 that can be utilized to reduce future income taxes.

This concludes the financial summary from the 10-Q we filed yesterday. Now I'd like to turn it over to Stephen Dacus our newly hired General Counsel.

Stephen Dacus:

Thank you, Jay. I was humbled when Ecoark's executive team asked me to take a position as their General Counsel, and after my first six weeks with the Company, I'm even more excited to be a part of the incredible things that are happening here at Ecoark.

In the last six weeks, I've been working to further integrate the business and legal functions of Ecoark. I'm focused on providing legal advice and guidance to the Board of Directors and the Executive Team. I'm working closely with our leadership team on negotiations, analyzing transactional issues and deal structures for potential transaction, performing due diligence and providing other strategic advice on various potential opportunities that the Company is exploring. As I've gotten up to speed on the exciting things that are happening at Ecoark, I've identified and executed on several initiatives for the opportunities for the Company. I've also been working closely with the leadership teams at are subsidiaries and I'm in-sourcing the legal functional if possible as we work to reduce outside legal spend and to increase the coordination between the Company's business and legal functions.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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One particular matter I've been handling is our current application for NASDAQ uplisting. Our application is still active and under consideration by NASDAQ, and although we don't have any additional details on the potential timing for this process, we are performing active follow up and coordination with our outside securities counsel. Again, I'm honored to be a part of the talented team at Ecoark and I'm excited about all the things that are happening with this Company.

At this time, I'd like to turn it over to Troy Richards, our Chief Administrative Officer to moderate the Q&A portion of the teleconference.

Troy Richards:

Thanks, Stephen. John do we have any investor questions today?

Jon Mills:

We do. Shannon, could you poll for questions please.

Operator:

Yes, sir. Thank you. Ladies and gentlemen, if you do wish to ask a question, please signal by pressing star, one on your telephone keypad. Please also make sure that your mute function is turned off to alllow your signal to reach our equipment. Once again, star, one to be placed into the queue. At this time, we will pause for just a moment to allow everyone the opportunity to signal.

We will take our first question from Mark Pearson with Nepsis Capital Management.

Mark Pearson:

You guys are surprised aren’t you? You guys are doing great. Good to hear from you. A question for you Troy. On the issue with revenue, you mentioned in the June quarter also that you guys were expecting some revenue coming from Zest at the end of September quarter. Can you give any guidance on what that's going to look like for us?

Troy Richards:

Jay, do you want to talk about that real quick?

Jay Puchir:

Sure. Zest is currently undergoing a pilot at a major retailer, and as we speak, recognizing revenue on a per pallet software as a service basis throughout this pilot, so for the quarter ending September 30th, we will recognize our first revenue within Zest.

Mark Pearson:

Okay. Thank you.

Troy Richards:

Next question?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Operator:

Ladies and gentlemen, as a reminder it is star, one to be placed into the queue. Star, one at this time.

Ladies and gentlemen, it appears at this time, we are—I'm sorry we have a queue. One moment. Mark Pearson with Nepsis Capital Management.

Mark Pearson:

I figure if no one is going to ask questions I'll just keep going. So, appreciate the answer Jay. You know, as you guys know I've been involved with Ecoark since the beginning and was involved in the Intelleflex acquisition, and so back when the Company was private, I know that you guys were working with Wal-Mart on Zest Solution. Are guys working with anyone else at this time to implement the Zest Solution as well? I think you mentioned some pilots earlier, and obviously now since you're a public Company, we're not getting any information as to how that's all going. Can you comment on other opportunities that are happening out there and how far along you are in the pilot process?

Troy Richards:

Yes, Mark. Thanks for the question. Obviously, you know, some of the pilots we're in and the things we're doing right now are under NDA, so we have to honor that, but we're definitely working with other retailers, many other retailers and suppliers which include the growers and coolers and shippers; the shippers being typically the brand names that you're familiar with in the grocery stores. We're particularly excited about working with the growers and the shippers right now because they provide the products for every retailer which really opens a much bigger market for Zest without 100% relying on retailer deploying it. Just for an example, one cooler and one grower that we're working with shoots through 23 million flats per year just through that one facility, so 23 million flats of strawberries, so it will give you an idea of the size. I think we are really showing the value of the Zest solution to the growers and how they can deliver better quality, the retailers through the Zest Intelligent routing feature which is the only software that does that.

Visibility and traceability as you know are important to them, and until Zest, they use antiquated method to determine their (inaudible) and their life, and I was actually out there visiting one of the farms and a couple of quotes from growers, which I think is interesting, is he said, you know we can sit on our couch or lay on the beach and watch the progress and condition of the pallet on the bypath. Now, that's pretty powerful when an owner or a grower can sit there and watch every pallet go through—another guy said without data, it's just an opinion and Zest provides the data. We think we're doing really well with the growers right now, and I think more to come on that in terms of the actual customers.

Mark Pearson:

Sure. Sure. Okay, great.

Troy Richards:

Are we working on anything else, is that what your follow-up on that?

Mark Pearson:

No, yes, it was, you know, other pilot projects that you may be involved in in progress, and I don't know if you can even comment in terms of what are you are seeing from experiencing? I mean, obviously Zest is a relatively "new technology" in the grand scheme of things, but do you have any sort of guidelines or expectations for how long you guys want to see pilots move before they become a customer?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Troy Richards:

Yes, I mean, the AgTech industry is an emerging market and we think we're at the forefront with our technology. So, you know, any industry like the farming industry has done things a certain way for a long time. It takes a little while to get them to change through habits. Once that’s done, I think it'll be a great thing for us.

The other thing Mark to consider too is the Zest platform was built to manage several different categories, not just produce. So, thinks like pharma, meat, seafood, wine, other high valued items which (inaudible) earlier. One thing we wanted to make sure is that when we are building this software that it was scalable and customizable so we can grow with these other industries too.

Another area is delivery and we all know that delivery is a major growth area, that there is not a day that goes by that we don’t see somebody starting a delivery service or a grocery delivery service, and we have patented solution that we want to do soon that provides this real client visibility due to these delivery services. I think that'll be another product that we will introduce.

Mark Pearson:

Right, I totally agree. In fact, it's interesting you talk about the scalability of the technology and of course Zest is a cloud based technology which is between supply chain Management and cloud based technology obviously is an extremely hot area on Wall Street right now, and so I was obviously very pleased to see the release yesterday and the potential spin off of Zest, and looking at other strategic options.

If you're going to do—as you're looking at your options, I'm assuming that would be in the form of some sort of an IPO on a major exchange, and if you can answer that and if so, I think a lot of investors probably would like to know how does that impact them in their current Ecoark shares?

Troy Richards:

Jay, I'm going to hand that over to you.

Jay Puchir:

Sure. All I can say right now is that everything's on the table. We have been speaking with investment banks for a few weeks now and have gotten very positive feedback, and are basically looking—the ultimate solution we end up going with the spin off if we move forward with it, we will be in the best interest of the shareholder, so that's all we can say at this point, but I've gotten very, very positive feedback so far and are really excited about this.

Mark Pearson:

Good. Excellent. I'll take a break in case someone else wants to ask a question.

Operator:

Thank you. Ladies and gentlemen, that does conclude today's question-and-answer session. I would like to turn the conference back over Management for closing remarks.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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John Mills:

Thank you, Shannon. This does conclude the question-and-answer portion of our teleconference. If there are any investors who have not had additional—the ability to answer additional questions, you certainly can contact myself or Management by going to Ecoark's website, and with that I would like to turn the call back over to Jay Puchir.

Jay Puchir:

Thanks, John. In summary, we really appreciate the support of our investors during this transition period as we've made numerous changes within both the holding Company and our subsidiaries. We feel that we've built and developed a strong team that has already begun taking this Company to the next level. In the coming quarters, we hope to provide updates on additional progress within Zest Labs, growth and improvements on our other subsidiaries, as well as potential additional acquisitions and divestitures. We will also provide updates as they occur on both our active application to uplist to the NASDAQ capital market, as well as our exploration of a potential spin off of our Zest Labs subsidiary. We will continue to be receptive to and will explore any opportunities to generate long term shareholder value.

We are committed to being good stewards of your investment and thanks for joining us today.

Operator

Ladies and gentleman, that does conclude today's conference. We thank you for your participation and you may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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